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                                                                    EXHIBIT 99.1

                                                      NEWS RELEASE
[LAKES ENTERTAINMENT, INC. LOGO]                      LAKES ENTERTAINMENT, INC.
                                                      130 CHESHIRE LANE
                                                      MINNETONKA, MN 55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

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FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
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FOR IMMEDIATE RELEASE:
Thursday, March 4, 2004



                  WORLD POKER TOUR INTRODUCES NEW EVENT FORMAT,
                         SECURES FULL HOUSE IN SAN JOSE


  BAY 101 SHOOTING STAR TOURNAMENT AT SAN JOSE'S BAY 101 CASINO REWARDS PLAYERS
                  FOR KNOCKING OUT POKER STARS AND CELEBRITIES

  243 PLAYERS CONTEND FOR $1,240,000 MILLION IN THE HIGH STAKES WPT TOURNAMENT
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MINNEAPOLIS (MARCH 4, 2004)-- The Bay 101 Shooting Star Tournament at Bay 101
Casino in San Jose, CA, which began yesterday, is the latest event on the WORLD POKER TOUR to play to a turn-away crowd.

The Bay 101 Shooting Star Tournament, capped at just over 240 players, sold out weeks ago. Attracting top poker pros like the Bay Area's Antonio Esfandiari and Phil "The Unabomber" Laak, plus Annie Duke, T.J. Cloutier and Gus Hansen, the event also drew Hollywood heavyweights James Woods, Jon Favreau, and Mimi Rogers. The unique format of the tournament rewards amateur players for knocking out the stars by presenting them a $5,000 bounty.

243 players signed up for this week's event, which will culminate on March 5, 2004 with the filming of the Final Table for broadcast as part of the WORLD POKER TOUR series on The Travel Channel. WORLD POKER TOUR airs every Wednesday night at 9 p.m. ET/PT on the network. The new season began its weekly broadcast last night.

The total prize money is $1,240,000, including the $25,000 WPT contributed to the prize pool. With such an enormous prize pool for the first ever Bay 101 Shooting Star tournament, players down to 27th place will go home with a nice payday, and the winner will capture a top prize of $364,800, including a seat in the season finale WPT Championship in April at Bellagio, Las Vegas. The prize pool is determined by the number of players "buying in" to the tournament -- in this case with an entry fee of $5,000 per person.

                                     (more)



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"We at the WPT are thrilled that Bay 101 pulled off such an amazing and exceptional tournament that was able to attract the top players of the World Poker Tour as well as some of Hollywood's finest," said Steve Lipscomb, CEO of the World Poker Tour.

The World Poker Tour, over 80% owned by Lakes Entertainment, is one of the television hits of the year. More than five million people tune in each week to watch the high stakes drama of the tense competition where millions of dollars change hands across the table, all chronicled by "WPT Cams," that reveal the players hidden cards. The show is the highest rated series in the history of The Travel Channel.

This new addition to the World Poker Tour is helping drive the WPT's total prize money for Season 2 to an estimated $30 million, triple the prize money in the previous season, which in turn is attracting many newcomers to the game of poker and to WPT tournaments.

The Bay 101 Shooting Star concludes Friday. WPT fans are welcome to come watch the action and see who will go home with the $1.2 million laid forth on the table before the final hand. The show begins at 2:00 p.m. Friday, March 5, 2004 on the poker floor at Bay 101 in San Jose, CA. Admission is free and seating is first come, first served. The next stop on the tour will be the PartyPoker Million on board a cruise to Mexico on March 17, 2004. To play in a WORLD POKER TOUR event, go to www.worldpokertour.com for the complete 2003-2004 Tournament Schedule and casino contacts. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel.

About The World Poker Tour
--------------------------

The World Poker Tour has transformed poker into a televised mainstream sports sensation, creating record-setting ratings and capturing millions of new fans for America's favorite card game. The blockbuster series has riveted the nation's TV viewers thanks to its hallmarks--a blend of high caliber sports-style production shot from 17 different camera angles, expert commentary, cliffhanging "reality TV" drama and the WPT's signature "ace in the hole"--its revolutionary WPT Cams, that reveal the player's hidden cards, making it possible for audiences to feel like they're sitting in the seat making million dollar decisions on each hand. For information and media photos, go to www.media.worldpokertour.com. For information on the WORLD POKER TOUR, go to www.worldpokertour.com. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel. Season 2 of the World Poker Tour began airing Wednesday, March 3 on Travel Channel.

The World Poker Tour is a joint venture between Steven Lipscomb and Lakes Entertainment, Inc., which owns approximately 80% of WPT. Lakes currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. In addition, Lakes Entertainment has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".


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The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management. For more information, review the Company's filings with the Securities and Exchange Commission.
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